EXHIBIT 23(i)


                       CONSENT OF THE INDEPENDENT AUDITORS


The Board of Directors
CPC International Inc.:

We consent to the incorporation by reference of our report dated February 5, 1996, relating to the consolidated balance sheets of CPC International Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995 incorporated herein by reference in the Registration Statement on Form S-8 and in the related prospectus pertaining to the registration of CPC International Inc. common stock for the CPC Baking Business Savings Plan and to the reference to our firm under the heading "Experts" in the prospectus.





                                                KPMG PEAT MARWICK LLP








New York, New York
December 18, 1996